Exhibit 99.1

CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
NEWS:	303-393-7044

INDUSTRIAL EXECUTIVE DAVID ALDOUS APPOINTED TO DYNAMIC MATERIALS BOARD OF DIRECTORS

BOULDER, Colo. — July 1, 2013 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM) today announced its board has appointed David C. Aldous as an independent director.

Aldous joins the board of directors with more than 30 years of corporate leadership experience in the energy, alternative energy, chemical and petrochemical industries.  He spent more than 20 years with Royal Dutch Shell, where he ultimately became executive vice president of strategy and portfolio, and was responsible for mergers and acquisitions; divestments; global streamlining efforts; health, safety and environment; and future fuels.

Aldous also served as president of Shell Canada Products, an $11 billion integrated oil products business with a workforce of 4,000.  He oversaw operations in refining, marketing, lubricants, aviation and future fuels.  In addition, he was responsible for more than 2,000 retail sites and several joint ventures.

Aldous also spent six years as president and CEO of CRI/Criterion, a $1 billion global catalyst company with a focus on refining, chemicals, gas-to-liquids and petrochemicals.

Today, Aldous is CEO and director of Rive Technology, a privately-held provider of solutions for diffusion-limited reactions to the refining, chemicals, biofuel and water industries.  Prior to joining Rive, he was CEO and director of Range Fuels, a clean energy and biofuels company.

“David’s professional experience and deep knowledge of our worldwide industrial end markets will prove a valuable resource to the board and management team,” said Gerard Munera, chairman.  “We look forward to his insight and contributions as we strengthen our core businesses and advance our global expansion strategies.”

Aldous earned a bachelor of science degree in fuels engineering from the University of Utah, and a master’s degree with distinction from Northwestern University’s J.L. Kellogg Graduate School of Management.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of customers in the energy, industrials and infrastructure markets through two core business segments — Nobelclad and DYNAenergetics — as well as a specialized industrial service provider, AMK Welding. The Nobelclad segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. DYNAenergetics is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.com.